Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.	Accredited Home Lenders, Inc., a California corporation, a wholly owned subsidiary of Accredited Home Lenders Holding Co.

2.	Accredited Home Lenders Canada, Inc., a Canada corporation, a wholly owned subsidiary of Accredited Home Lenders Holding Co.

3.	Vendor Management Services, LLC, a Pennsylvania limited liability company (dba Inzura Settlement Services), a wholly owned subsidiary of Accredited Home Lenders Holding Co.

4.	Accredited Mortgage Loan REIT Trust, a Maryland investment trust, a wholly owned subsidiary of Accredited Home Lenders, Inc.

5.	Inzura Insurance Services, Inc., a Delaware corporation, a wholly owned subsidiary of Accredited Home Lenders, Inc.

6.	Accredited Processing Services, Inc., a Canada corporation, a wholly owned subsidiary of Accredited Home Lenders Canada, Inc.

7.	Vendor Management Services of Alabama, LLC, an Alabama limited liability company (dba Inzura Settlement Services), a wholly owned subsidiary of Vendor Management Services, LLC.

8.	Accredited Home Lenders Funding Corp., a Canada corporation, a wholly owned subsidiary of Accredited Home Lenders Canada Trust.